PRESS RELEASE

LAS VEGAS, NEVADA. August 17, 2015 - American Casino & Entertainment Properties LLC (“ACEP”) announced Ned Martin has been appointed to the post of Chief Operating Officer, in addition to his role as Chief Financial Officer and Treasurer.

Ned Martin has served as an officer of ACEP since October 2008 and as a member of the Board of Directors since March 2009.

“Ned has been with ACEP since 2008 and has played a critical leadership role in the success of our company,” said Frank Riolo ACEP's CEO. “His proven leadership abilities and extensive knowledge of the casino business will be a valuable asset in his new role as COO.”

“I appreciate the board’s confidence in me and look forward to this new role,” Mr. Martin said. “We have great people at ACEP who contribute to the success of our operation every day.”

As Chief Operating Officer and Chief Financial Officer Mr. Martin is responsible for all operational and financial aspects of the organization, which includes the Stratosphere Casino, Hotel & Tower, Arizona Charlie’s Decatur, and Arizona Charlie’s Boulder in Las Vegas, NV, the Aquarius Casino Resort in Laughlin, NV, and acePLAYpoker.com.

In addition, Tom Haas has been promoted to Senior Vice President of Finance and Principal Accounting Officer. Mr. Haas was previously Vice President of Finance. Mr. Haas has been with ACEP since 2004 and is responsible for the day-to-day financial, audit, and SEC reporting requirements of the organization.

Investor Relations and Media Contact
Phyllis A. Gilland
(702) 380-7777